As filed with the Securities and Exchange Commission on June 14, 2023

Registration No. 333-171485

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-3

REGISTRATION STATEMENT NO. 333-171485

UNDER

THE SECURITIES ACT OF 1933

RUTH’S HOSPITALITY GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	72-1060618
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1030 W. Canton Avenue, Ste. 100

Winter Park, FL 32789

(407) 333-7440

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Marcy N. Lynch

Senior Vice President, General Counsel and Corporate Secretary

Ruth’s Hospitality Group, Inc.

1030 W. Canton Avenue, Suite 100

Winter Park, FL 32789

(407) 333-7440

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

With copies to:

Gary E. Thompson

Steven M. Haas

Hunton Andrews Kurth

Riverfront Plaza, East Tower

951 East Byrd Street

Richmond, VA 23219

Telephone: (804) 788-8787

Approximate date of commencement of proposed sale to the public: Not applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act.  ☐

EXPLANATORY NOTE

DEREGISTRATION OF UNSOLD SECURITIES

This post-effective amendment (this “Post-Effective Amendment”) filed by Ruth’s Hospitality Group, Inc., a Delaware corporation (the “Registrant”), relates to the Registration Statement on Form S-3 (Registration No. 333-171485) (the “Registration Statement”) filed by the Registrant with the Securities and Exchange Commission on December 30, 2010, relating to the registration of 8,620,690 shares of Common Stock, par value $0.01 per share, of the Registrant with an aggregate offering price not to exceed $40,905,174.05.

On June 14, 2023, pursuant to the terms of the Agreement and Plan of Merger, dated as of May 2, 2023, by and among the Registrant, Darden Restaurants, Inc., a Florida corporation (“Parent”), and Ruby Acquisition Corporation, a Delaware corporation and indirect wholly owned subsidiary of Parent (“Purchaser”), Purchaser was merged with and into the Registrant (the “Merger”), with the Registrant surviving the Merger as the surviving entity. As a result of the Merger, the Registrant has terminated any and all offerings and sales of securities pursuant to the Registration Statement. In accordance with the undertakings made by the Registrant in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of the offering, the Registrant hereby removes from registration all of such securities of the Registrant registered but not sold or otherwise issued under the Registration Statement, if any, as of the date hereof. The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities. After giving effect to this Post-Effective Amendment, there will be no remaining securities registered by the Registrant pursuant to the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Winter Park, State of Florida, on June 14, 2023.

RUTH’S HOSPITALITY GROUP, INC.

By:	/s/ Marcy Norwood Lynch
Name:	Marcy Norwood Lynch
Title:	Senior Vice President, General Counsel
and Corporate Secretary

Pursuant to Rule 478 of the Securities Act of 1933, as amended, no other person is required to sign this Post-Effective Amendment.